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                                                                    EXHIBIT 2






                             VOTING TRUST AGREEMENT

         THIS VOTING TRUST AGREEMENT, dated as of ______, 1995, by and among
[   ] Corporation ("Parent"), [   ] Corporation, a Delaware Corporation and a
wholly-owned subsidiary of Parent ("Acquisition") and ___________, an attorney admitted to practice law in the state of ____________ (the "Trustee") .

                               W I T N E S E T H:

         WHEREAS, Parent is a non-carrier holding company which owns and controls several subsidiary corporations engaged in motor carrier transportation of property for hire or in brokerage of such transportation and possessing certificates, licenses, and permits issued by the Interstate Commerce Commission ("ICC") authorizing them to provide such transportation and brokerage services;

         WHEREAS, [    ] ("[    ]"), a [   ] corporation, is engaged in motor
carrier transportation of property for hire or in brokerage of such transportation and which holds certificates, licenses, and permits issued by the ICC authorizing such transportation and brokerage services, and is a
wholly-owned subsidiary of [    ] Corporation, ("[    ]");

         WHEREAS, Parent, Acquisition and [    ] have executed an Agreement and
Plan of Merger ("Merger Agreement") pursuant to which Acquisition will acquire
[   ] and its subsidiary






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corporations including, with ICC approval or exemption from approval, [  ];

         WHEREAS, pursuant to the Merger Agreement, Acquisition has commenced a tender offer ("Offer") to purchase all the issued and outstanding shares of
common stock of [   ] ("[   ] Common Stock") upon the terms and subject to the
conditions set forth in the Merger Agreement, and under such conditions shares acquired pursuant to the Offer will constitute at least a majority of the
outstanding shares of [       ] Common Stock;

         WHEREAS, Parent, Acquisition, and [       ] have filed a Notice of
Exemption pursuant to 49 C.F.R. Part 1186 ("Notice of Exemption") to permit
Parent and Acquisition to acquire control of [     ]'s ICC subsidiaries
[including [          ]] and have also applied for temporary authority pursuant
to 49 U.S.C. Section 11349 to permit Parent to operate through management the
properties of the ICC Subsidiaries [including [       ] pending the
effectiveness of the exemption;

         WHEREAS, Acquisition wishes and intends, immediately upon acquiring
shares of [        ] Common Stock, pursuant to the Offer to cause [  ] to
deposit all of the issued and outstanding shares of common stock of [ ] ("Shares") in an independent, irrevocable voting trust, pursuant to the ICC's rules, in order to avoid any allegation or assertion that Parent or Acquisition is controlling [ ] in violation of the provisions of the Interstate Commerce Act prior to the receipt of any required ICC approval or exemption;





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         WHEREAS, [       ] has also agreed in the Merger Agreement to cause
the Shares to be deposited in an independent, irrevocable voting trust;

         WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Voting Trust Agreement and the rules of the Commission; and

         WHEREAS, neither the Trustee nor any member of [his] law firm is an officer or board member of or has any direct or indirect business arrangements
or dealings with Parent, Acquisition, [   ] or of their affiliates,

         NOW THEREFORE, the Parties hereto agree as follows:

APPOINTMENT AND ASSIGNMENT

         1. Parent and Acquisition hereby appoint ___________ as Trustee hereunder, and ___________ hereby accepts said appointment and agrees to act as Trustee hereunder all as provided more fully herein.

         2. Parent and Acquisition agree that, immediately upon Acquisition's acquisition of a majority of the outstanding shares of
[       ]'s Common Stock, Acquisition shall cause [        ] to transfer and
deliver to the Trustee all of its Shares, which shares shall be duly endorsed or accompanied by proper instruments duly executed for transfer. Such Shares shall be exchanged for one or more Trust Certificates substantially in the form attached hereto as Exhibit A, with the blanks therein appropriately filled
(the "Trust Certificates").





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         3.      This Voting Trust Agreement shall be irrevocable and shall terminate only in accordance with the Provisions of Section 10 hereof.

         4. The Trustee shall be entitled and it shall be [his] duty to exercise any and all voting rights in respect of the Shares either in person or by proxy, unless otherwise directed by the ICC or a court of competent jurisdiction. Except as otherwise provided in this Agreement, the Trustee shall not exercise the voting powers of the Shares in any way so as to create any dependence or intercorporate relationship between Parent, Acquisition, or their
affiliates, on the one hand, and of [      ], on the other hand. The term
"affiliate" or "affiliates" wherever used in this Voting Trust Agreement shall have the meaning specified in 49 U.S.C. Section 11343(c), as amended. The
Trustee shall use [his] best judgment to elect suitable directors of [      ]
and in exercising the voting rights and performing [his] duties provided for in this Voting Trust Agreement. Notwithstanding the foregoing provisions of this Paragraph 4, however, the registered holder of any Trust Certificate may at any time -- but only with the prior approval of. the ICC -- instruct the Trustee in writing to vote the shares of [ ] represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions.

         5. During the term of this Voting Trust Agreement the Trustee shall not dispose of or in any way encumber the shares of





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[        ] except as specifically provided herein or as directed by the ICC or a court of competent jurisdiction.

         6.      The Trustee may take or approve any action as may be necessary
to cause [    ] to guarantee indebtedness of Parent or Acquisition incurred in
connection with or as a consequence of the acquisition of [      ] and its
subsidiaries and to pledge, assign, hypothecate, bargain, sell, convey, mortgage, and grant a security interest in or a general lien upon all or any
part of the property and assets of [   ] as security therefor.

         7. In the event the ICC grants the application for temporary authority pursuant to 49 U.S.C. Section 11349 to permit Parent or
Acquisition to operate through management the properties of [ ] pending the effectiveness of any approval or exemption from approval by the ICC of
permanent authority to control [    ], Parent or Acquisition shall have the
right to operate [ ] through management upon such grant subject to any conditions the ICC may impose, and Trustee shall exercise [his] voting rights and duties hereunder consistently with such temporary authority of Parent or Acquisition and shall not interfere with such temporary authority.

         8. All Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner for all purposes. Each transferee of a Trust Certificate issued





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hereunder shall, by [his] acceptance thereof, assent to and become a party to this Voting Trust Agreement, and shall assume all attendant rights and obligations.

         9. Pending the termination of this Voting Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Shares, pay the same over to or as directed the holder of Trust Certificates hereunder as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Shares and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends upon the Shares or distributed to the registered holders of Trust Certificates in proportion to their respective interests.

         10.     (a)      This Voting Trust is accepted by the Trustee subject
to the right hereby reserved in Acquisition at any time to cause the sale or any other disposition of the whole or any part of the Shares, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Acquisition (including, without limitation, exercising all voting rights in respect of the Shares in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of any proposal) with respect to any proposed sale or other disposition of the whole or any part of the Shares by Acquisition. The Trustee shall at any time upon the receipt of a direction from Acquisition, signed by





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its President or one of its Vice Presidents and under its corporate seal designating the person or entity to whom Acquisition has directly or indirectly sold or otherwise disposed of the whole or any part of the Shares and certifying that such person or entity is not an affiliate of Acquisition and has all necessary regulatory authority, if any, to Purchase the Shares (upon which certification the Trustee shall be entitled to rely), immediately transfer to the person or entity therein named all of the Trustee's rights, title, and interest in such amount of the Shares as may be set forth in said direction. If the foregoing direction shall specify all of the Shares, then following transfer of the Trustee's right, title, and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of Acquisition of the proceeds of such sale, this Voting Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Shares, then this Voting Trust shall cease as to said part upon such transfer, and receipt of proceeds in the event of sale, but shall remain in full force and effect the remaining part of the Shares, provided, however, that upon the receipt by Trustee of a written opinion of counsel for Acquisition, a copy of which is submitted to the ICC, stating that the transfer of voting rights in all the remaining Shares to Acquisition would not give the Parent or Acquisition control of the Company within the meaning of 49 U.S.C. Section 11343, this Voting Trust shall cease and come to an end and all Shares and other property then held by the Trustee shall be distributed to or upon





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the order of Acquisition or the holder or holders of Trust Certificates. In the event of a sale of Shares by Acquisition, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid, upon the order of Acquisition the net proceeds of such sale to the registered holders of the Trust Certificates in proportion to their respective interests. It is the intention of this paragraph that no violations of 49 U.S.C. Section 11343 will result from a termination of this Voting Trust.

                 (b) In the event that (i) an exemption from the ICC requirements for prior approval pursuant to 49 U.S.C. Section 11343 shall
become effective as to [         ]; or (ii) the ICC by final order shall
approve the acquisition of control of [       ] by Acquisition, the Parent or
any of its affiliates; or, (iii) in the event that Title 49 of the United States Code, or other controlling law, is amended to allow Acquisition, the
Parent or their affiliates to acquire control of [         ] without obtaining
ICC or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order or exemption of the ICC or other governmental authority is required, or exemption, then the Trustee shall transfer to or upon the order of Acquisition, the Parent or the holder or holders of Trust Certificates hereunder as then known to the Trustee, its rights, title, and interest in and to all of the Shares then held in accordance with the terms, conditions and agreements of this Voting Trust Agreement and not theretofore transferred by it





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As provided in subparagraph (a) hereof, and upon any such transfer or merger this Voting Trust shall cease and come to an end.

                 (c) In the event that the ICC should issue an order denying, or approving subject to conditions unacceptable to the Parent, any Notice of Exemption or any application or Petition by Acquisition, the Parent or their affiliates to acquire or otherwise exercise control over [ ], and such order becomes final after judicial review or failure to appeal, Acquisition shall use its best efforts to sell the Shares or all of the assets of [ ] to one or more eligible purchasers, to sell or distribute the Shares in one Offering or Distribution, or otherwise to dispose of the Shares, during a period of two years after such order becomes final after judicial review or failure to appeal. At all times, the Trustee shall continue to perform [his] duties under this Voting Trust Agreement and, should Acquisition be unsuccessful in [its] efforts to sell or distribute the Shares or all of the assets of [ ], the Trustee shall as soon as Practicable sell the Shares for cash to one or more eligible purchasers in such manner and for such price as the Trustee in [his] discretion shall deem reasonable after consultation with Acquisition. (An "eligible purchaser" hereunder shall be a person or entity that is not affiliated with the Parent and which has all necessary regulatory authority, if any is needed, to purchase the Shares.) Acquisition agrees to cooperate with the Trustee in effecting such disposition and the





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Trustee agrees to act in accordance with any direction made by Acquisition as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any ICC or court order. The proceeds of the sale shall be distributed as ordered by Acquisition or on a pro rata basis, to the holder or holders of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to [him] of the Trust Certificates hereunder before paying to its holder his share of the proceeds.

                 (d) Unless sooner terminated pursuant to any other provision herein contained, this Voting Trust Agreement shall terminate on ___________, 2004, and may be extended by the parties hereto, so long as no violation of 49 U.S.C. Section 11343 will result from such termination or extension. All Shares and any other property held by the Trustee hereunder upon such termination shall be distributed to or upon the order of Acquisition or the holder or holders of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in [his] reasonable discretion, require the surrender to [him] of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

                 (e) The Trustee shall promptly inform the ICC of any transfer or disposition of Shares pursuant to this Paragraph 10.

                 (f) The Trustee shall, upon direction by Acquisition, take all actions that are necessary, appropriate or desirable to





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cause a registration statement if required for the Shares under the Securities
Act of 1933, as amended, and/or an information statement for the Shares under the Securities Exchange Act of 1934, as amended, and, in either case, a registration statement or information statement under any other applicable securities laws, to be filed and to become effective in accordance with the terms set forth in the Merger Agreement. To the extent that registration is required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities laws in respect of any distribution of Shares as contemplated herein, Acquisition or the Parent shall reimburse the Trustee for any reasonable expenses incurred by [him] and indemnify and hold the Trustee harmless from and against any loss, liability, cost or expense related thereto or arising therefrom.

                 (g) Except as provided in this Paragraph 10, or in Paragraph 6, the Trustee shall not dispose of, or in any way encumber, the Shares.

         11.     Neither the Trustee nor any member of [his] law firm serves as
(i) an officer or member of their respective boards of directors in common with Acquisition, the Parent, or any affiliate of either, or (ii) have any direct or indirect business arrangements or dealings, financial or otherwise, with Acquisition, the Parent or any affiliate of either, other than dealings pertaining to establishment and carrying out of this voting trust. Mere investment in the stock or securities of





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Acquisition or Parent or any affiliate of either by the Trustee or member of
[his] law firm, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee or member of [his] law firm in voting securities of Acquisition, the Parent or their affiliates exceed 5 percent of the outstanding voting securities of Parent or their affiliates and in no event shall the Trustee or member of [his] law firm hold a proportion of such voting securities so substantial as to permit the Trustee or member of [his] law firm in any way to control or direct the affairs of Acquisition, the Parent or their affiliates.

         12. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Voting Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Shares, or of any other documents, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible for or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Shares or other document or endorsement or this Voting Trust Agreement, except for the execution and delivery of this Voting





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Trust Agreement by this Trustee. Acquisition and the Parent agree that they will at all times jointly and severally protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Voting Trust except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times themselves undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all cost and expense of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the ICC, with respect to the Shares or this Voting Trust Agreement, and if the Trustee shall be made a party thereto, or be the subject of an investigation or proceeding (whether formal or informal), Acquisition or the Parent will pay all costs, damages and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Acquisition and the Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining the Parent's written consent. The indemnification obligations of Acquisition and the Parent shall survive any termination of this Voting Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by [him] and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or





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omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

         13. To the extent requested to do so by Acquisition or any registered holder of a Trust Certificate, the Trustee shall furnish to the party making such request full information with respect to (i) all property theretofore delivered to it as Trustee, (ii) all property then held by it as Trustee, and (iii) all action theretofore taken by it as Trustee.

         14. The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days' written notice of resignation to the Parent and the ICC. The Parent shall, at least fifteen days prior to the effective date of such notice, appoint a successor trustee which shall satisfy the requirements of Paragraph 11 hereof. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee's powers and duties hereunder, a copy of the assumption shall be delivered by the Trustee to the Parent and the ICC and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of [his] powers and duties hereunder and the successor trustee shall become vested herewith. In the event of any material violation by the Trustee of the terms and conditions of this Voting Trust





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Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

         15. This Voting Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, Acquisition, the Parent and all registered holders of the Trust Certificates under one or more of the following circumstances: (i) pursuant to an order of the ICC, (ii) with the prior approval of the ICC, (iii) in order to comply with any order of the ICC or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the holders of Trust Certificates that an order of the ICC approving such modification or amendment is not required and that the amendment is consistent with the ICC's regulations regarding voting trusts.

         16. The provisions of this Voting Trust Agreement and of the rights and obligations of the parties hereunder shall be governed by the laws of the State of Delaware, except that to the extent any provision hereof may be found inconsistent with the Interstate Commerce Act or regulations promulgated thereunder by the ICC, such Act and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act and regulations. In the event that the ICC shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with





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such final order instead of the provisions of this Voting Trust Agreement.

         17. This Voting Trust Agreement is executed in duplicate, each of which shall constitute an original, and one of which shall be retained by the Parent and the other shall be held by the Trustee.

         18. A copy of this Voting Trust Agreement and any amendments or modifications thereto shall be filed with the ICC by Acquisition.

         19. This Voting Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to Acquisition and Parent by merger, consolidation or otherwise.

         20. As used in this Voting Trust Agreement, the terms "Interstate Commerce Commission, and "ICC" shall refer to the Interstate Commerce Commission and any successor agency to which the regulatory functions pertinent to this voting Trust Agreement may be transferred.

         21.     (a)      Any notice or other communication required or
permitted to be given hereunder shall be in writing and shall be mailed by U.S. mail, certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address





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as the party shall have given notice of) with a copy to each of the other parties hereto:



To the Trustee:

To the Parent:

To Acquisition:

                 (b) Unless otherwise specifically provided herein, any notice to or communication with the holders of the Trust Certificates hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid envelopes (regular and not registered mail) addressed to such holders at their respective addresses appearing on the Trustee's transfer books, and deposited in any post office or post office box. The addresses of the holders of Trust Certificates, as shown on the Trustee's transfer books, shall in all cases be deemed to be the addresses of Trust Certificate holders for all purposes under this Voting Trust Agreement, without regard to what other or different addresses the Trustee may have for any Trust Certificate holder on any other books or records of the Trustee. Every notice so given of mailing shall be the date such notice is deemed given for all purposes.

         22. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Voting Trust Agreement, each





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non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Voting Trust Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in Wilmington, Delaware.

        IN WITNESS WHEREOF, [    ] Corporation and [       ] Corporation have
caused this Voting Trust Agreement to be executed by their Treasurers and their corporate seals to be affixed, attested by their Secretaries, and has caused this Voting Trust Agreement to be executed by one of its duly authorized corporate officers and its corporate seal to be affixed, attested to by its Corporate Secretary or one of its Assistant Corporate Secretaries, the day and year first above written.


Attest:                           [        ] CORPORATION

__________________________        By___________________________
Secretary                           Treasurer

Attest:                           [        ] CORPORATION





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


___________________________       By____________________________
Secretary                           Treasurer

Attest:                             ____________________________


___________________________       By____________________________
                                    Voting Trustee





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                                                                       EXHIBIT A

No.________                                                          ___________
Shares

                            VOTING TRUST CERTIFICATE

                                      for

                                 COMMON STOCK,

                               ______ PAR VALUE

                                       of

                          _________________________

                 INCORPORATED UNDER THE LAWS OF THE STATE OF ___________

         THIS IS TO CERTIFY that _________ will be entitled, on the surrender of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 8 of said Voting Trust Agreement, a certificate or certificates for _________ share of the Common Stock, $1 par value, of ________ , a ______________ corporation (the "Company"). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Voting Trust
Agreement, dated as of ___________, 1995, executed by [        ] Corporation, a
Delaware Corporation,  [         ] corporation, a Delaware Corporation, and
___________ , as Voting Trustee, a copy of which Voting Trust Agreement is on file in the registered office of said corporation at ______________, and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on ___________, 2004, so long as no violation of 49 U.S.C. Section 11343 will result from such termination.

         The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

         This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by said Trustee or successor, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

         By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

         IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed.

Dated:

                                 By____________________________
                                         Voting Trustee